Exhibit 99.1

Kona Grill Announces Stock Repurchase Plan

SCOTTSDALE, ARIZONA — May 3, 2012 — Kona Grill, Inc. (Nasdaq: KONA), an American grill and sushi bar, announced that its Board of Directors has authorized the repurchase of up to $5 million of the Company’s outstanding common stock, effective May 4, 2012. Repurchases under the program will be made in open market or privately negotiated transactions in compliance with the Securities and Exchange Commission Rule 10b-18. The Company intends to fund the repurchase program from available cash and to retire any shares repurchased. The Company, however, has no obligation to repurchase shares under this authorization, and the timing, actual number and value of shares to be purchased will depend on the Company’s stock price and other market conditions. The Company previously completed a $5 million stock repurchase plan in February 2012 purchasing 859,000 shares at an average cost of $5.80 per share.

Berke Bakay, the Company’s President and Chief Executive Officer, stated, “We believe initiating another $5 million stock repurchase program is in the best interests of our stockholders, as we believe our common stock represents an attractive value.”

About Kona Grill
Kona Grill (NASDAQ: KONA) features American favorites with an international influence and award-winning sushi in a casually elegant atmosphere. Kona Grill owns and operates 23 restaurants, guided by a passion for quality food and personal service. Restaurants are currently located in 16 states: Arizona (Chandler, Gilbert, Phoenix, Scottsdale); Colorado (Denver); Connecticut (Stamford); Florida (Tampa); Illinois (Lincolnshire, Oak Brook); Indiana (Carmel); Louisiana (Baton Rouge); Maryland (Baltimore); Michigan (Troy); Minnesota (Eden Prairie); Missouri (Kansas City); Nebraska (Omaha); New Jersey (Woodbridge); Nevada (Las Vegas); Texas (Austin, Dallas, Houston, San Antonio); Virginia (Richmond). For more information, visit www.konagrill.com.

Forward-Looking Statements
Certain statements contained in this press release are forward-looking. Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events, or performance and underlying assumptions and other statements that are not purely historical. We have attempted to identify these statements by using forward-looking terminology such as “may,” “will,” “anticipates,” “expects,” “believes,” “intends,” “should,” or comparable terms. All forward-looking statements included in this press release are based on information available to us on the date of this release and we assume no obligation to update these forward-looking statements for any reason. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements and the discussion of risk factors contained in the Company's filings with the Securities and Exchange Commission.

Kona Grill Investor Relations Contact:
Liolios Group, Inc.
Scott Liolios or Cody Slach
Tel 1-949-574-3860
KONA@liolios.com